Exhibit 10.2

GUARANTY OF PAYMENT AND PERFORMANCE

This GUARANTY OF PAYMENT AND PERFORMANCE (this “Guaranty”) is executed as of July 25, 2016 by CARE CAPITAL PROPERTIES, INC., a Delaware corporation (the “Parent”) and CARE CAPITAL PROPERTIES, LP, a Delaware limited partnership (“CCP LP” and together with Parent collectively referred to herein as “Guarantor”), for the benefit of CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders under the hereinafter described Loan Agreement (together with its successors and assigns in such capacity, “Administrative Agent”), for the benefit of the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to one or more certain promissory notes, dated of even date herewith, executed by the parties listed on Schedule I attached hereto (collectively, the “Borrowers”) and payable to the order of Lenders in the original principal amount of One Hundred Thirty-Five Million and No/100 Dollars ($135,000,000.00) (together with all renewals, modifications, increases, extensions, restatements and replacements thereof, collectively, the “Note”), Borrowers have become indebted, and may from time to time be further indebted, to Lenders with respect to a loan (the “Loan”) which is made pursuant to that certain Loan Agreement, dated of even date herewith, between Borrowers, Administrative Agent and Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Lenders are not willing to make the Loan, or otherwise extend credit, to Borrowers unless Guarantor unconditionally guarantees payment and performance to Lenders of the Guaranteed Obligations (as herein defined); and

WHEREAS, Guarantor is the owner of a direct or indirect interest in Borrowers, and Guarantor will directly benefit from Lenders’ making the Loan to Borrowers.

A G R E E M E N T S:

NOW, THEREFORE, as an inducement to Lenders to make the Loan to Borrowers and to extend such additional credit as Lenders may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

1.             DEFINED TERMS.

(a)           When used in this Guaranty, the terms set forth on Schedule II attached hereto shall have the meaning set forth in Schedule II.

(b)           All other capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

2.             THE GUARANTY.

2.1          Guaranty of Obligations.  Guarantor unconditionally and absolutely guarantees to Lenders the full and prompt payment and performance when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of the indebtedness, liabilities and obligations of every kind and nature of Borrowers to Administrative Agent and/or Lenders arising under or in any way relating to the Loan Agreement or any of the other Loan Documents, howsoever created, incurred or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, due or to become due, and howsoever owned, held or acquired by Lenders and Administrative Agent, including but not limited to repayment of the Loan and payment of any Exit Fee, including all “Obligations”, as such term is defined in the Loan Agreement (collectively, the “Guaranteed Obligations”). Without limitation to the foregoing, the Obligations shall include (a) all reasonable documented attorneys’ and paralegals’ fees (but not including the cost of in-house attorneys and paralegals), costs and expenses and all documented court costs (including costs of appeal) incurred by Administrative Agent and Lenders in collecting any amount due Administrative Agent and Lenders under this Guaranty or in prosecuting any action against Borrowers, Guarantor or any other guarantor with respect to all or any part of the Obligations (collectively, the “Enforcement Costs”), and (b) all interest, documented fees, costs and expenses due Administrative Agent and/or Lenders after the filing of a bankruptcy petition by or against Borrowers regardless of whether such amounts can be collected during the pendency of the bankruptcy proceedings.

2.2          Continuing Guaranty; Guaranty of Payment.  This Guaranty is a continuing guaranty of the Guaranteed Obligations, and Guarantor agrees that the obligations of Guarantor to Administrative Agent and Lenders hereunder shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Administrative Agent, Lenders, Borrowers or any other Person.  Guarantor shall be regarded, and shall be in the same position, as the principal debtors with respect to the Guaranteed Obligations (but without regard to the limitations on recourse of the Borrowers set forth in Article 12 of the Loan Agreement).  Guarantor agrees that any notice or directive given at any time to Administrative Agent or any Lender which is inconsistent with the first sentence of this Section 2.2 shall be null and void and may be ignored by Administrative Agent and such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Administrative Agent and Lenders have specifically agreed otherwise in writing.

2.3          Liability of Guarantor Not Affected.  This Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstances or condition, including, without limitation:

(a)           the attempt or the absence of any attempt by Administrative Agent (on behalf of Lenders) to obtain payment or performance by Borrowers or Guarantor (this being a guaranty of payment and performance and not of collection);

(b)           delay by Administrative Agent (on behalf of Lenders) in enforcing or absence of action to enforce Guarantor’s obligations hereunder or of any other party under the Loan Documents, or any prior partial exercise by Administrative Agent (on behalf of Lenders) of any right or remedy hereunder or under any of the other Loan Documents;

(c)           the fact that Borrowers are not liable for the payment or performance of the Guaranteed Obligations, or any portion thereof, for any reason whatsoever, Guarantor being liable for the Guaranteed Obligations notwithstanding that Borrowers may not be;

(d)           any renewal, extension, substitution, modification, settlement, compromise, replacement of or indulgence with respect to, the Guaranteed Obligations, all of which Administrative Agent (on behalf of Lenders) is hereby authorized to make;

(e)           any sale, exchange, release, surrender or other disposition of, or realization upon, any collateral securing the Guaranteed Obligations, or any amendment, waiver, settlement or compromise of any guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Loan Documents;

(f)            the acceptance by Administrative Agent (on behalf of Lenders) of any additional security for the Guaranteed Obligations;

(g)           the lack of genuineness, validity, regularity or enforceability of or amendment, waiver or consent by Administrative Agent (on behalf of Lenders) with respect to, any provision of any instrument evidencing, securing or otherwise relating to the Guaranteed Obligations, or any part thereof, including without limitation, the other Loan Documents;

(h)           the existence, value or condition of, or the failure by Administrative Agent (on behalf of Lenders) to take any steps to perfect, maintain, or enforce, the security interests or remedies under the Loan Documents, or to preserve the rights to or protect any security or collateral, for the Guaranteed Obligations granted to Administrative Agent (for the benefit of Lenders);

(i)            any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar event or proceedings with respect to any Borrower or Guarantor or any other Person, as applicable, or any of their respective properties (each, an “Insolvency Proceeding”), or any action taken by Administrative Agent (on behalf of Lenders), any trustee or receiver or by any court in any such proceeding;

(j)            the failure by Administrative Agent (on behalf of Lenders) to file or enforce a claim against the estate (either in an Insolvency Proceeding or other proceeding) of any Borrower or Guarantor or any other Person;

(k)           in any proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended (the “Bankruptcy Code”):  (i) any election by Administrative Agent (on behalf of Lenders) under Section 1111(b)(2) of the Bankruptcy Code, (ii) any borrowing or grant of a security interest by any Borrower as a debtor-in-possession under Section 364 of the Bankruptcy Code, (iii) the inability of

Administrative Agent (on behalf of Lenders) to enforce the Guaranteed Obligations against Borrowers by application of the automatic stay provisions of Section 362 of the Bankruptcy Code, or (iv) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) against any Borrower for repayment of the Guaranteed Obligations;

(l)            the failure of Guarantor to receive notice of any intended disposition of the collateral for the Guaranteed Obligations;

(m)          any merger or consolidation of any Borrower into or with any other entity, or any sale, lease or transfer of any of the assets of any Borrower or Guarantor to any other Person;

(n)           any change in the ownership of any Borrower, or any change in the relationship between any Borrower and Guarantor or any termination of any such relationship;

(o)           the death, incapacity, insanity, disability, dissolution or other change in status of any Borrower or Guarantor;

(p)           the making of additional loans to Borrowers, the increase or reduction of the maximum principal amount of the Guaranteed Obligations, the increase or reduction in the interest rate provided in the Notes, or any other modification, amendment, release or waiver of the terms of the Loan Documents;

(q)           the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor; and

(r)            any other action or circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower, Guarantor or any other guarantor other than payment of the Guaranteed Obligations in full.

Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters, whether or not Guarantor had notice or knowledge of same.  It is the purpose and intent of this Guaranty that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

2.4          Rights of Administrative Agent.  Administrative Agent is hereby authorized, without notice to or demand of Guarantor and without affecting the liability of Guarantor hereunder, to take any of the following actions from time to time on behalf of Lenders and neither Administrative Agent nor any Lender shall incur any liability to Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantor or any of them under this Guaranty:

(a)           increase or decrease the amount of, or renew, extend, accelerate or otherwise change the time, place or terms for payment of, or other terms relating to, the Guaranteed Obligations, or otherwise modify, amend or change the terms of any promissory note or other agreement evidencing, securing or otherwise relating to any of the Guaranteed Obligations, including, without limitation, the making of additional advances thereunder;

(b)           accept and apply any payments on or recoveries against the Guaranteed Obligations from any source, and any proceeds of any security therefor, to the Guaranteed Obligations in such manner, order and priority as set forth in the Loan Agreement;

(c)           take, hold, sell, exchange, dispose of, release or otherwise dispose of all or any property pledged, mortgaged or conveyed, or in which Administrative Agent has been granted a lien (for the benefit of Lenders), as security for the Guaranteed Obligations or the payment of this Guaranty;

(d)           settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or any portion thereof;

(e)           accept, hold, substitute, add or release any other guaranty or endorsements of the Guaranteed Obligations;

(f)            take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to Administrative Agent at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(g)           amend or modify, in any manner whatsoever, the Loan Documents;

(h)           extend or waive the time for any Person’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(i)            release anyone who may be liable in any manner for the payment of any amounts owed by Borrowers, Guarantor or any other Borrower Party to Administrative Agent and/or Lenders;

(j)            modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor, the Borrowers or any other Borrower Party are subordinated to the claims of Administrative Agent and Lenders; and

(k)           at any time after maturity of the Guaranteed Obligations, appropriate and apply toward payment of the Guaranteed Obligations (i) any indebtedness due or to become due from Lenders to Guarantor, and (ii) any moneys, credits, or other property belonging to Guarantor at any time held by or coming into the possession of Administrative Agent or any Lender or any affiliates thereof, whether for deposit or otherwise;

2.5          Subordination.  All indebtedness now or hereafter owing by Borrowers to Guarantor for borrowed money or otherwise is hereby subordinated to the payment of the Guaranteed Obligations, and, following and during the continuance of any Event of Default hereunder or under any of the other Loan Documents, Guarantor shall not accept payment of all or any portion of such subordinated indebtedness until satisfaction in full of the Guaranteed Obligations.  All security interests, liens and encumbrances which Guarantor now or hereafter may have upon any of the assets of Borrowers are hereby subordinated to all security interests, liens and encumbrances heretofore, now or hereafter granted to Administrative Agent (for the benefit of Lenders) pursuant to any of the Loan Documents.

2.6          Joint and Several Liability.  The liability of all of the parties constituting Guarantor is joint and several. In addition, Guarantor’s obligations hereunder are joint and several with any other person now or hereafter obligated under the Loan Documents and are independent of any obligations of Guarantor under the Loan Documents. A separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against any other person or whether or not any other person is joined in such action or actions.

3.             GUARANTOR’S ADDITIONAL WAIVERS

3.1          Statutes of Limitation.  Guarantor irrevocably waives all statutes of limitation as a defense to any action or proceeding brought against Guarantor, the Borrowers or any other Borrower Party by Administrative Agent or any Lender, to the fullest extent permitted by law.

3.2          Election of Remedies.  If Administrative Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Administrative Agent (for the benefit of Lenders) a lien upon any collateral owned by Borrowers or any other Borrower Party, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of Administrative Agent’s rights and remedies under this Guaranty.  If, in the exercise of any of Administrative Agent’s rights and remedies against Borrowers, or Guarantor or any other Person liable with respect to the Guaranteed Obligations, Administrative Agent shall forfeit any of the rights or remedies available to Administrative Agent (on behalf of Lenders), including any right to enter a deficiency judgment against Borrowers, whether because of any applicable laws pertaining to “election of remedies” or the like, Guarantor hereby consents to such action by Administrative Agent, as applicable, and waives any claim or defense based upon such action, even if such action by Administrative Agent shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Administrative Agent.  Any election of remedies which results in the denial or impairment of the right of Administrative Agent (on behalf of Lenders) to seek a deficiency judgment against Borrowers shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations, and Guarantor hereby irrevocably waives any defense based upon an election of remedies made by Administrative Agent (on behalf of Lenders) or any other election afforded to Administrative Agent pursuant to applicable law, including, without limitation, (a) any election to proceed by judicial or nonjudicial foreclosure or by Uniform Commercial Code sale or by deed or assignment in lieu thereof, or any election of remedies which destroys or otherwise impairs the subrogation rights of the Guarantor or the rights of the Guarantor to proceed against Borrowers or any other Person for reimbursement, or both, (b) the waiver by

Administrative Agent or Lenders, either by action or inaction of Administrative Agent or Lenders or by operation of law, of a deficiency judgment against Borrowers, and (c) any election pursuant to an Insolvency Proceeding.

3.3          Rights of Subrogation and Other Rights.  To the fullest extent permitted by applicable law, Guarantor hereby:

(a)           on behalf of itself and its successors and assigns (including any surety) subordinates to any rights Administrative Agent and Lenders may have against Borrowers and to all right, title and interest Administrative Agent (for the benefit of Lenders) may have in such any collateral or security for the Guaranteed Obligations, until such time as the Guaranteed Obligations have been paid in full, (i) any and all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from Borrowers or any other Person now or hereafter primarily or secondarily liable for any of the Guaranteed Obligations for any disbursements made by Guarantor under or in connection with this Guaranty, (ii) all claims of any kind or type against Borrowers as a result of any payment made by Guarantor to Administrative Agent for the account of Lenders, and (iii) any right to participate in any security now or hereafter held by Administrative Agent (for the benefit of Lenders); and in furtherance, and not in limitation, of the foregoing, Guarantor agrees that any payment to Administrative Agent for the account of Lenders pursuant to this Guaranty shall be deemed a contribution to the capital of Borrowers or other obligated party and shall not constitute Guarantor a creditor of Borrowers or such other party; and

(b)           further acknowledges and agrees that (i) this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Guaranty and (ii) Administrative Agent and Lenders and their respective successors and assigns are intended third party beneficiaries of the subordination and agreements set forth in this Section 3.3 and its rights under this Section 3.3 shall survive payment in full of the Guaranteed Obligations.

3.4          Demands and Notices.  To the fullest extent permitted by applicable law, Guarantor irrevocably waives all presentments, demands for performance, protests, notices of protest, notices of dishonor, notice of acceleration to Borrowers, any other Person or any other party with respect to the Loan or the Guaranteed Obligations, notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Guaranteed Obligations, notices of defaults by Borrowers or any other Person liable for all or any portion of the Guaranteed Obligations and demands and notices of every kind that may be required to be given by any statute or rule or law.

3.5          Borrower Information.  To the fullest extent permitted by applicable law, Guarantor irrevocably waives (a) any duty of Administrative Agent or Lenders to advise Guarantor of any facts that may now or hereafter be known to Administrative Agent or Lenders regarding Borrowers regardless of whether Administrative Agent or Lenders have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor, Guarantor acknowledging that Guarantor is fully responsible for being and keeping informed of the financial conditions and affairs of Borrowers, and (b) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrowers.

3.6          Limitation of Liability.  To the fullest extent permitted by applicable law, Guarantor irrevocably waives any impairment, modification, change, release or limitation of the liability of, or stay of actions or lien enforcement proceedings against Borrowers or Guarantor, their property, or their estate in bankruptcy, resulting from the operation of any provision of the state or federal bankruptcy laws, or from the decision of any court.

3.7          Lack of Diligence.  To the fullest extent permitted by applicable law, Guarantor irrevocably waives any and all claims or defenses based upon lack of diligence in:  (a) collection of any Guaranteed Obligations; (b) protection of any collateral or other security for the Indebtedness or Guaranteed Obligations; or (c) realization upon any collateral or under any of the other Loan Documents.

3.8          Other Defenses.  To the fullest extent permitted by applicable law, Guarantor irrevocably waives any other defenses, set-offs or counterclaims which may be available to Borrowers, or any other Guarantor, and any and all other defenses now or at any time hereafter available to Guarantor (including without limitation those given to sureties) at law or in equity, including but not limited to any defenses based upon:

(a)           the incapacity, lack of authority, death or disability of any Borrower, any other Guarantor or Person;

(b)           the failure of Administrative Agent to commence (on behalf of Lenders) an action against Borrowers or any other Person or to proceed against or exhaust any security held by Administrative Agent, for the benefit of Lenders, at any time or to pursue any other remedy whatsoever at any time;

(c)           the consideration for this Guaranty;

(d)           any acts or omissions of Administrative Agent or Lenders which vary, increase or decrease the risk of Guarantor;

(e)           the application by Borrowers of the proceeds of the Loan for purposes other than the purposes represented by Borrowers to Administrative Agent and Lenders or intended or understood by Administrative Agent or Lenders or Guarantor;

(f)            any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(g)           Administrative Agent’s election (on behalf of Lenders), in any proceeding instituted under the Bankruptcy Code, of the application of Section 111(b)(2) of the Bankruptcy Code or any successor statute; and

(h)           any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code.

3.9          Nature of Waivers.  It is agreed among Guarantor, Administrative Agent and Lenders that the waivers set forth in this Guaranty (both in this Section and elsewhere) are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Administrative Agent and Lenders would decline to enter into the Loan Agreement.

4.             REPRESENTATIONS, WARRANTIES AND COVENANTS.  Guarantor represents, warrants and covenants to Administrative Agent and Lenders as follows:

4.1          Financial Statements.  All financial statements and other financial information furnished or to be furnished to Administrative Agent (a) fairly present in all material respects the financial condition of the Parent and its consolidated Subsidiaries as of the date thereof, (b) were be prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to the absence of footnotes and to normal year-end audit adjustments and (c) show all material indebtedness and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.  Since December 31, 2015 there has been no Material Adverse Change.

4.2          No Defaults.  The execution, delivery and performance by Guarantor of this Guaranty has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of Guarantor’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contractual obligation to which Guarantor is party or affecting Guarantor or the properties of Guarantor or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Guarantor or its property is subject; or (c) violate any applicable law; except in each case referred to in clause (b) or (c), as contemplated hereunder or to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment could not reasonably be expected to have a Material Adverse Effect.  No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Guaranty.

4.3          No Litigation.  There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of Guarantor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Guarantor or against any of their properties or revenues that (a) affect or pertain to this Guaranty, or any of the transactions contemplated hereby and (i) would materially and adversely affect the transactions set forth in this Guaranty or otherwise contemplated hereby or (ii) contests in any manner the validity or enforceability of any material provision of this Guaranty, or (b) as to which there is a reasonable possibility of an adverse determination, and, if so adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.4          Accuracy.  No report, financial statement, certificate or other information furnished in writing by or on behalf of Guarantor to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of the Guaranty or delivered hereunder (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Guarantor represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may differ materially from projections).

4.5          No Defenses.  As of the date of this Guaranty, Guarantor’s obligations under this Guaranty are not subject to any offsets or, except to the extent any such defenses cannot be waived or otherwise abrogated under applicable law, defenses against Administrative Agent or Lenders of any kind.

4.6          Organization.  The Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  CCP LP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware.  Guarantor’s principal place of business is 191 N. Wacker Drive, Suite 1200, Chicago, Illinois 60606.  Guarantor owns an indirect membership interest in each Borrower.  Guarantor has full right, power and authority to execute this Guaranty.

4.7          Governing Documents.  A true, complete and correct copy of the documents creating Guarantor and any amendments thereto, the certificate of limited partnership and articles of incorporation and all other documents creating and governing Guarantor (collectively, the “Guarantor Documents”) have been furnished to Administrative Agent.  No breach exists under any of the Guarantor Documents and no condition exists which, with the giving of notice or the passage of time would constitute a material breach under any of the Guarantor Documents.

4.8          Existence.  Guarantor shall preserve and keep in full force and effect its existence, entity status, franchises, rights and privileges under the laws of its state of formation except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Guarantor shall not terminate or permit the termination of the Guarantor Documents without the prior written consent of Administrative Agent.  Guarantor shall not at any time cause or permit any of the Guarantor Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect the rights of the Administrative Agent or any of the Lenders hereunder or under any of the other Loan Documents. Guarantor shall not change its name, identity, or organizational structure, the location of its chief executive office or its place of business or its state of organization unless Administrative Agent has been notified in writing in advance.

4.9          REIT Status.  Guarantor shall operate its businesses at all times so as to satisfy all requirements necessary for the Parent to qualify as a REIT under Sections 856 through 860 of the Code and (ii) at all times after the REIT Election Effective Date maintain the Parent’s qualification as a REIT under Sections 856 through 860 of the Code. The Parent will elect to be taxed as a REIT commencing with its taxable year ended December 31, 2015. The Parent will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a REIT as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby. In addition, the Parent shall remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

5.             COVENANTS

5.1          No Defenses.  Guarantor agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against Administrative Agent or any Lender of any kind which may arise in the future.

5.2          Financial Information.  Guarantor hereby agrees, as a material inducement to Lenders to make the Loan to Borrowers, if the Parent is no longer a publicly traded entity, within one hundred twenty (120) days after the end of each fiscal year, to deliver annual audited financial statements prepared for Guarantor prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent. In addition, Guarantor shall deliver to the Administrative Agent (for distribution to each Lender):

(a)           as soon as available, but in any event within five (5) Business Days following the date the Parent is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) (commencing with the fiscal year ended December 31, 2016), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components); and

(b)           as soon as available, but in any event within five (5) Business Days following the date the Parent is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) (commencing with the fiscal quarter ending June 30, 2016), an unaudited consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related unaudited statements of stockholders’ equity and cash flows for the portion of the Parent’s fiscal year then ended, setting forth in each case (commencing with the fiscal quarter ending December 31, 2016) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations, equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in no event later than the date the statements referred to in subsection (a) above are delivered, an annual forecast for the then-current fiscal year, prepared in a manner and form reasonably acceptable to the Administrative Agent.

Documents required to be delivered pursuant to Section 5.2(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto, on Parent’s website on the Internet at the website address of www.carecapitalproperties.com; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) Guarantor shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Guarantor shall notify the Administrative Agent (by telecopier or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.3          Financial Negative Covenants.  So long as any amount of the Loan shall remain unpaid, Guarantors shall not, nor shall it permit any Subsidiary to, directly or indirectly:

(a)           Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of the Parent. Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Total Leverage Ratio to sixty five percent (65%) for any fiscal quarter in which a Significant Acquisition occurs and for the two consecutive full fiscal quarters immediately thereafter.

(b)           Consolidated Secured Debt Leverage Ratio. Permit the Consolidated Secured Debt Leverage Ratio to be greater than thirty percent (30%) as of the end of any fiscal quarter of the Parent.

(c)           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter of the Parent.

(d)           Consolidated Unsecured Leverage Ratio. Permit the Consolidated Unsecured Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of the Parent. Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Unsecured Leverage Ratio to sixty five percent (65%) for any fiscal quarter in which a Significant Acquisition occurs and for the two consecutive full fiscal quarters immediately thereafter.

(e)           Consolidated Adjusted Net Worth. Permit the Consolidated Adjusted Net Worth to be, at any time, less than the sum of (i) amount equal to $1,250,000,000 plus (ii) an amount equal to 75% of the net proceeds received by the Parent from any offerings of Equity Interests of the Parent occurring after the last day of the Parent’s fiscal quarter most recently ended prior to the Closing Date in respect of which financial statements are available (other than (x) proceeds received or expected to be received within ninety (90) days before or after the redemption, retirement or repurchase of Equity Interests in the Parent up to the amount paid by the Parent in connection with such redemption, retirement or repurchase, in each case where, for the avoidance of doubt, the net effect is that the Parent shall not have increased its net worth as a result of any such proceeds less (y) the amount of any proceeds that were expected to be, but were not, received within 90 days after any such redemption, retirement or repurchase).

(f)            Consolidated Unsecured Interest Coverage Ratio. Permit the Consolidated Unsecured Interest Coverage Ratio to be less than 2.00 to 1.00 as of the end of any fiscal quarter of the Parent.

(g)           Consolidated Unencumbered Debt Yield. Permit the Consolidated Unencumbered Debt Yield to be less than twelve percent (12%) as of the end of any fiscal quarter of the Parent.

6.             EVENTS OF DEFAULT.  Upon the occurrence of any of the following events, Administrative Agent may (on behalf of Lenders), without notice to Borrowers or Guarantor, declare (a) any or all of the Obligations, whether or not then due, immediately due and payable by Borrowers under the Loan Documents and (b) any or all of the Guaranteed Obligations, whether or not then due, immediately due and payable by Guarantor under this Guaranty, and Administrative Agent shall be entitled to all available remedies under the Loan Documents, at law or in equity as a result thereof.

6.1          Event of Default under Loan Documents.  The occurrence of an “Event of Default” as defined in the Loan Agreement.

6.2          Failure to Perform. Other than those agreements, covenants and provisions referred to elsewhere in this Section 6, (a) Guarantor fails to perform any of its obligations or breaches any covenant under this Guaranty and Guarantor fails to cure such failure or breach within thirty (30) days after receipt of written notice of the same from Administrative Agent to Guarantor; however, Guarantor shall have an additional thirty (30) days to cure such failure if (i) such failure does not involve the failure to make payments on a monetary obligation; (ii) such failure cannot reasonably be cured within thirty (30) days; and (iii) Guarantor is diligently undertaking to cure such default; or (b) this Guaranty is revoked or terminated by

Guarantor, or (c) any representation or warranty made or given by Guarantor to Administrative Agent proves to be false or misleading in any material respect.

6.3          Cross-Default. (i) Any Credit Party or any Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Recourse Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (ii) any Credit Party or any Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Non-Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Non-Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Non-Recourse Indebtedness to cause, with the giving of notice if required, such Material Non-Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Non-Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (i) Secured Debt that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the documents providing for such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Credit Party and (B) to the extent that such Swap Termination Value owed has been paid in full by such Credit Party when due.

6.4          REIT Status. Guarantor breaches the covenant set forth in Section 4.9 hereof, which Event of Default shall be deemed “material” for the purposes of Section 8.12 of the Loan Agreement.

6.5          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Guarantor herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made).

7.             MISCELLANEOUS

7.1          Enforcement.  Administrative Agent shall have the right to enforce this Guaranty in a separate action against one or more persons comprising Guarantor, or by an action against Guarantor and some or all of the other Persons obligated under the Loan Documents, or any combination of the foregoing.

7.2          Revival and Reinstatement.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower or any other Borrower Party for liquidation or reorganization, should any Borrower or any other Borrower Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Borrower or other Borrower Party’s assets.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or Lenders, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made to Administrative Agent (for the account of Lenders) or to any Lender in the first place.  In the event that any payment of any Obligation, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.3          No Marshaling.  Administrative Agent has no obligation to marshal any assets in favor of Guarantor, or against or in payment of (a) any of the Guaranteed Obligations, or (b) any other obligation owed to Administrative Agent or Lenders by Guarantor, Borrowers or any other Person.

7.4          No Modification, Waiver or Release Without Writing.  Except as may otherwise be expressly set forth herein, this Guaranty may not be modified, amended, revised, revoked, terminated, changed or varied in any way whatsoever, nor shall any waiver of any of the provisions of this Guaranty be binding upon Administrative Agent or Lenders, except as expressly set forth in a writing duly executed by Administrative Agent (on behalf of Lenders).  No waiver by Administrative Agent (on behalf of Lenders) of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by Administrative Agent (on behalf of Lenders) permitted hereunder shall in any way affect or impair Administrative Agent’s or any Lender’s rights or the obligations of Guarantor under this Guaranty.

In the event that there is a proposal to modify, waive or restate, or request a consent or approval with respect to, the Credit Agreement (including but not limited to a written waiver of an existing or potential Default or Event of Default (each as defined in the Credit Agreement) that is intended to be eliminated by such modification, restatement or waiver) (each of the foregoing, a “Proposed Modification”), then, upon the effectiveness of such Proposed Modification under the Credit Agreement, (A) each Lender shall be deemed to have automatically approved the modification of all corresponding provisions contained in this Guaranty in a manner corresponding to the Proposed Modification if such Lender or an affiliate of such Lender approved the Proposed Modification under the Credit Agreement and (B) in the case where the Lenders described in clause (A) above constitute the Required Lenders, all corresponding provisions contained in this Guaranty shall be deemed modified or restated, or such waiver, consent or approval granted, in a manner corresponding to the Proposed Modification, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly affected thereby under Section 11.2 of the Loan Agreement.  If requested by Guarantor or the Administrative Agent, Guarantor, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval of the provisions of this Guaranty memorializing such modification, restatement, waiver, consent or approval.

7.5          Assignment; Successors and Assigns.  No Guarantor may assign such Guarantor’s obligations or liability under this Guaranty and no Lender may assign its rights under this Guaranty except in connection with an assignment of all or a portion of its Loan Commitment pursuant to the terms of the Loan Agreement.  Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Lenders may, subject to the terms of the Loan Agreement, sell or assign the Guaranteed Obligations, the Notes or other Loan Documents or any part thereof, or grant participations therein, and in any such event each and every assignee or holder of, all or any of the Guaranteed Obligations shall have the right to enforce this Guaranty, by suit or otherwise for the benefit of such assignee, holder, or participant, as fully as if herein by name specifically given such right.

7.6          Integration.  This Guaranty is the entire agreement of Guarantor with respect to the subject matter of this Guaranty, provided that this Guaranty shall not in any way limit or abrogate the obligations of Guarantor under the other Loan Documents, including, without limitation, under the Environmental Indemnity Agreement.

7.7          Rights Cumulative.  All of Administrative Agent’s and each Lender’s rights under this Guaranty and the other Loan Documents are cumulative.  The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or the other Loan Documents or any other right of Administrative Agent and Lenders not set forth in this Guaranty or the other Loan Documents.

7.8          Severability.  Whenever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.9          Material Inducement; Consideration.  Guarantor acknowledges and agrees that Administrative Agent and Lenders are specifically relying upon the representations, warranties, agreements and waivers contained herein and that such representations, warranties, agreements and waivers constitute a material inducement to Administrative Agent and Lenders to accept this Guaranty and to enter into the Loan Agreement and the transaction contemplated therein.  Guarantor further acknowledges that it expects to benefit from Lenders’ extension of financing accommodations to Borrowers because of its relationship to Borrowers, and that it is executing this Guaranty in consideration of that anticipated benefit.

7.10        Cooperation.  Guarantor acknowledges that Lenders and their successors and assigns may subject to the terms of the Loan Agreement (i) sell, transfer or assign the Loan to one or more investors, or (ii) participate the Loan secured by this Guaranty to one or more investors.  Guarantor shall cooperate with Administrative Agent in effecting any such transaction and shall provide such information and documents relating to Guarantor, as Administrative Agent may reasonably request in connection therewith, including information concerning its business and operations that Administrative Agent may reasonably request.  Administrative Agent shall be permitted to share all such information with the proposed transferees and participants, provided such parties agree to keep such information confidential.

7.11        Counterparts.  This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

7.12        Governing Law.  This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York (the “State”), without regard to conflicts of law principles.

7.13        Assignment of Rights in Insolvency Proceedings.  In the event any Insolvency Proceeding is instituted by or against any Borrower, whether voluntary or involuntary, Administrative Agent (on behalf of Lenders) shall have the right to: (a) file claims in any such proceeding on behalf of Guarantor; and (b) vote Guarantor’s claims in any such proceeding.

7.14        Time of Essence.  Time is of the essence in this Guaranty.

7.15        Notice.

(a)           General.  Except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address, telecopier number or electronic mail address set forth below for each party.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

If to Guarantor:	c/o Care Capital Properties, Inc.
191 N. Wacker Drive, Suite 1200
Chicago, Illinois 60606
Attention: Chief Financial Officer
Facsimile: (312) 881-4799

with a copy to:	c/o Care Capital Properties, Inc.
191 N. Wacker Dr., Suite 1200
Chicago, Illinois 60606
Attention: General Counsel
Telephone: (312) 881-4704
Facsimile: (312) 881-4798
Email: kbenson@carecapitalproperties.com

and:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Robert J. Lewis
Facsimile: 312-853-7036
Email: rlewis@sidley.com

If to Administrative Agent:	Capital One, National Association
Loan Name: CCP Texas Portfolio
4445 Willard Avenue, 6th Floor
Chevy Chase, Maryland 20815
Attention: Portfolio Manager Healthcare Real Estate
Facsimile: (301) 280-0299
Attention: Scott Rossbach
Facsimile: (855) 717-8092
Email: scott.rossbach@capitalone.com

with a copy to:	Capital One, National Association
Loan Name: CCP Texas Portfolio
500 West Monroe, 28th Floor
Chicago, Illinois 60601
Attention: Ted Tuerk
Facsimile: (855) 438-1132
Email: ted.tuerk@capitalone.com

with a copy to:	Capital One, National Association
Loan Name: CCP Texas Portfolio
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Chief Counsel

Capital One Healthcare Real Estate
Facsimile: (855) 438-1132
Email: diana.pennington@capitalone.com

(b)           Electronic Communications.  Notices and other communications to Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent.  Administrative Agent or Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Any party may change its respective address for the giving of notice to another address by giving at least ten (10) business days’ notice of such change.

7.16        Parties in Interest.  Except as expressly set forth herein, nothing in this Guaranty, whether express or implied, is intended to confer any rights or remedies under or by reason of this Guaranty on any person other than Administrative Agent and Lenders and their respective successors and assigns, nor is anything in this Guaranty intended to relieve or discharge the obligations or liability of any third persons to Administrative Agent and Lenders, nor shall any provision give any third persons other than Administrative Agent and Lenders and their respective successors and assigns any right of subrogation over or against Guarantor.

7.17        VENUE.  GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN IN THE CITY AND STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE LITIGATED IN SUCH COURTS.  GUARANTOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON GUARANTOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO GUARANTOR, AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

7.18        WAIVER OF JURY TRIAL.  GUARANTOR, AND BY THEIR ACCEPTANCE OF THIS GUARANTY, ADMINISTRATIVE AGENT AND LENDERS, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS GUARANTY AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY GUARANTOR, AND BY THEIR ACCEPTANCE OF THIS GUARANTY, ADMINISTRATIVE AGENT AND LENDERS.  ADMINISTRATIVE AGENT AND GUARANTOR ACKNOWLEDGE THAT NONE OF ADMINISTRATIVE AGENT AND LENDERS, NOR ANY PERSON ACTING ON BEHALF OF

ADMINISTRATIVE AGENT OR LENDERS HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

7.19        WAIVERS.  THE WAIVERS SET FORTH IN THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, SECTIONS 7.17 AND 7.18 ABOVE) ARE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY GUARANTOR, AND GUARANTOR ACKNOWLEDGES THAT NEITHER ANY LENDER, NOR ADMINISTRATIVE AGENT, NOR ANY PERSON ACTING ON BEHALF OF ANY OF THEM, HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THESE WAIVERS OR IN ANY WAY TO MODIFY OR NULLIFY THEIR EFFECT.  GUARANTOR FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THESE WAIVERS BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL.

[SIGNATURES BEGIN ON NEXT PAGE]

EXECUTED as of the day and year first above written.

CARE CAPITAL PROPERTIES, LP,
a Delaware limited partnership

By:	Care Capital Properties GP LLC,
a Delaware limited liability
company, its general partner

	By:	/s/ Lori B. Wittman
	Name:	Lori B. Wittman
	Title:	Vice President and Treasurer

CARE CAPITAL PROPERTIES, INC.,
a Delaware corporation

By:	/s/ Lori B. Wittman
Name:	Lori B. Wittman
Title:	Executive Vice President and
Chief Financial Officer

Signatures Page

SCHEDULE I

LIST OF BORROWERS

CCP Brodie 7515 LLC

CCP Riverside 7516 LLC

CCP West Oaks 7528, LLC

CCP Baytown 7518 LLC

CCP Cedar Bayou 7518 LLC

CCP Bandera 7525 LLC

CCP Mystic Park 7526 LLC

CCP Paramount San Antonio 7527 LLC

CCP West Oaks 7517 LLC

CCP Westwood 7529 LLC

CCP Paramount Pasadena 7536 LLC

CCP Pointe 7537 LLC

SCHEDULE II

As used in this Guaranty, the following terms shall have the meanings set forth below:

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Capitalization Rate” means 10.0% for all Government Reimbursed Properties and 7.5% for all Non-Government Reimbursed Properties.

“Closing Date” means January 29, 2016.

“Consolidated Adjusted Net Worth” means, as of any day for the Consolidated Group, the sum of (a) total shareholders’ equity or net worth plus (b) accumulated depreciation and accumulated amortization, in each case, determined on a consolidated basis in accordance with GAAP minus (c) assets that are considered to be intangible assets under GAAP, excluding lease intangibles; but excluding, in any event, for purposes hereof, unrealized gains and losses on Swap Contracts reported on a consolidated balance sheet as accumulated other comprehensive income or loss.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of Consolidated Net Income plus, without duplication, to the extent deducted in computing Consolidated Net Income, (a) amortization and depreciation expense, (b) other non-cash charges, (c) Consolidated Interest Expense, (d) provision for taxes, and (e) minority interest expense attributable to non-wholly owned Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) extraordinary gains and losses and related tax effects thereon, (ii) non-cash impairment charges, (iii) non-cash stock or option based compensation, (iv) other non-cash gains and losses and related tax effects thereon, and (v) merger-related expenses and deal costs, including transition and integration expenses related to consummated transactions and costs related to acquisitions and investments not permitted to be capitalized pursuant to GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to (b) Consolidated Fixed Charges for the four (4) consecutive fiscal quarters ending on such date.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) scheduled principal payments on Consolidated Total Indebtedness (excluding any balloon or final payment) during the applicable period, plus (c) cash dividends and distributions on preferred stock of the Parent, if any, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) gains and losses from unwinding or break-funding of Swap Contracts, (ii) write-

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offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Consolidated Group” means the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, interest expense determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under securitization transactions and excluding, in any event, amortization of deferred financing fees, amortization of debt discounts and swap breakage costs.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income or loss determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (a) the income or loss of any Person that is not a Consolidated Party in which any Consolidated Party has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to Consolidated Parties by such Person during such period, (b) the income or loss of any Person accrued prior to the date that it became a Consolidated Party or that such Person’s assets were acquired by a Consolidated Party (except as otherwise required in connection with Section 1.03 of the Credit Agreement), and (c) any net after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income.

“Consolidated Party” means a member of the Consolidated Group.

“Consolidated Secured Debt” means the aggregate principal amount of Consolidated Total Indebtedness that is Secured Debt.

“Consolidated Secured Debt Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Consolidated Secured Debt outstanding on such date to (b) Consolidated Total Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Secured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Secured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Unsecured Debt to determine the Consolidated Unencumbered Debt Yield as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Secured Debt of the type described in clause (x) and (ii) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Secured Debt is adjusted under clause (i).

“Consolidated Total Asset Value” means, with respect to the Consolidated Group at any time, the sum (without duplication) of the following: (a) an amount equal to (i) NOI derived

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from each Property for the fiscal quarter most recently ended on or prior to such date of determination (for Properties owned or ground leased for all of the four (4) fiscal quarter period then ended (it being understood and agreed that all Properties owned or leased as of the Closing Date (other than the Properties set forth on Schedule 1.01(a) to the Credit Agreement) shall be subject to this clause (a)), multiplied by four, divided by (ii) the Capitalization Rate for each such Property, (b) the acquisition price paid for each Property acquired during the four (4) fiscal quarter period most recently ended (it being understood and agreed that all Properties identified on Schedule 1.01(a) to the Credit Agreement shall be subject to this clause (b) as of the Closing Date), (c) the aggregate amount of unrestricted cash and cash equivalents as of the end of the fiscal quarter most recently ended on or prior to such date of determination, (d) the undepreciated GAAP book value of the Consolidated Group’s interest in real property assets that are under construction or development (other than Properties under renovation) but not yet substantially complete such that occupancy is not viable, (e) the GAAP book value of the Consolidated Group’s interest in unimproved land holdings, (f) the GAAP book value of the Consolidated Group’s interest in all mortgages, mezzanine loans and notes receivable, and (g) the Consolidated Parties’ pro rata share of the foregoing items and components attributable to interests in Unconsolidated Affiliates.

“Consolidated Total Indebtedness” means, as of any day for the Consolidated Group, the sum (without duplication) of (i) the Indebtedness of the Consolidated Group and (ii) the Consolidated Parties’ pro rata share of Indebtedness of Unconsolidated Affiliates attributable to the Consolidated Parties’ interests in Unconsolidated Affiliates; provided that Consolidated Total Indebtedness shall not include security deposits, accounts payable, accrued liabilities and prepaid rents, any intracompany debt, or dividends and distributions declared but not payable, each as defined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means the ratio (expressed as a percentage) of Consolidated Total Indebtedness to Consolidated Total Asset Value.

“Consolidated Unencumbered Debt Yield” means, as of any date of determination, the ratio of (a) Unencumbered NOI for the then most recently completed period of four (4) consecutive fiscal quarters plus interest income from unencumbered Qualified Mortgage Loan Receivables (provided, however, the aggregate amount of Qualified Mortgage Loan Receivables attributable to second mortgages or second deeds of trust shall not exceed $150,000,000) for the then most recently completed period of four (4) consecutive fiscal quarters to (b) the Consolidated Unsecured Debt as of the last day of the then most recently completed fiscal quarter. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, Consolidated Unsecured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Unsecured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents (excluding unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Secured Debt to determine the Consolidated Secured Debt Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Unsecured Debt of the type described in clause (x).

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“Consolidated Unsecured Debt” means, at any time, the portion of Consolidated Total Indebtedness that is not Consolidated Secured Debt.

“Consolidated Unsecured Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered NOI for the four consecutive fiscal quarters most recently ended to (b) Consolidated Unsecured Interest Expense for the four consecutive fiscal quarters most recently ended (calculated as of the last day of each of the first four fiscal quarters ending after the Closing Date on an annualized basis reasonably acceptable to the Administrative Agent for the four quarter period then ended).

“Consolidated Unsecured Interest Expense” means, for any period, the portion of Consolidated Interest Expense for such period attributable to Consolidated Unsecured Debt.

“Consolidated Unsecured Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of Consolidated Unsecured Debt to Unencumbered Total Asset Value.

“Credit Agreement” means that certain Term Loan and Guaranty Agreement dated as of January 29, 2016 among Guarantor and certain affiliates of Guarantor (each such party sometimes referred to herein as a “Credit Party”), Administrative Agent, and the lender parties thereto.

“Customary Recourse Carveouts” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Disposition” or “Dispose” means the sale, transfer or assignment (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in any case other than sales or other dispositions of assets in the ordinary course of business.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of any state within the United States (other than any Subsidiary of any other Subsidiary that is organized under the laws of any jurisdiction other than a state within the United States).

“Eligible Ground Lease” means a ground lease as to which no payment default or other material default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of thirty (30) years or more from the date the Property is included as an Unencumbered Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be

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terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“Facility Lease” means a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any of the Consolidated Parties as lessor, to a third party Tenant, which is a triple-net lease such that such Tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to the applicable Consolidated Party for such Property (before non-cash items) equals the base rent paid thereunder.

“Government Reimbursed Properties” means Healthcare Facilities in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers (i.e. skilled nursing facilities, hospitals, etc.).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Healthcare Facility” means any skilled nursing facilities, hospitals, long term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, independent living facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.

“Indebtedness” means (without duplication), at any time and with respect to any Person, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  aggregate net obligations of such Person under Swap Contracts;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)                                   capital leases and Synthetic Lease Obligations;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six months after the maturity date under the Credit Agreement (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof, and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by a Consolidated Party and a negative number if such amount would be owed to a Consolidated Party) and the net obligations under Swap Contracts shall not be less than zero and (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of a Credit Party or other Consolidated Party in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but

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only to the extent no Credit Party or other Consolidated Party has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnified any Credit Party or other Consolidated Party, or guarantees all loss suffered by any Credit Party or other Consolidated Party on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) is otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any event or condition that (a) results in a material adverse change in, or has a material adverse effect on, the business, assets, properties, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) materially impairs the ability of the Borrower Parties, taken as a whole, to perform their payment and other material obligations under the Loan Documents, taken as a whole, or (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower Parties, taken as a whole, of any payment or other material provision of any Loan Document; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Effect”, even though, individually, such event or condition would not do so.

“Material Non-Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Subsidiary that (a) constitutes Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Subsidiary (other than Indebtedness under the Credit Agreement and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Mortgage Loan Receivable” means any loan or other note receivable owned by or held by any of the Consolidated Parties, in each case, secured by a mortgage or deed of trust on Property.

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“Negative Pledge” means any agreement (other than the Credit Agreement, each promissory note evidencing the loan under the Credit Agreement and the Fee Letter (as defined in the Credit Agreement)) that in whole or in part prohibits the creation of any Lien on, or any transfer of, any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Guaranty.

“NOI” means, with respect to any Property for the applicable period, (a) rental payments and other revenues received in cash by the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds of rent loss or business interruption insurance or otherwise, but exclusive of (x) security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder, except, with respect to any of the foregoing in this clause (x), to the extent applied in satisfaction of any tenant’s obligations for rent, and (y) proceeds from a sale of such Property) pursuant to the Facility Leases applicable to such Property, minus (b) all expenses paid by a Consolidated Party and not reimbursed by a Person that is not a Consolidated Party (excluding interest but including an appropriate accrual for property taxes and insurance net of cash reserves therefor held by a Consolidated Party) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses, depreciation and income taxes of the Parent and its Subsidiaries and any property management fees).

“Non-Government Reimbursed Properties” means Healthcare Facilities that are not Government Reimbursed Properties (e.g., assisted living facilities, independent living facilities, memory care facilities, medical office buildings, etc.).

“Non-Recourse Indebtedness” means, with respect to any Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Carveouts, (b) if such Person is a single asset entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a single asset holding company, any Indebtedness of such single asset holding company resulting from a guarantee of, or lien securing, Indebtedness of a single asset entity that is a subsidiary of such single asset holding company, so long as, in each case, either (i) the holder of such Indebtedness has no recourse to such single asset holding company for repayment, other than to the Equity Interests held by such single asset holding company in such single asset entity or pursuant to Customary Recourse Carveouts or (ii) such single asset holding company has no assets other than Equity Interests in such single asset entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such single asset entity.

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“Parent” means Care Capital Properties, Inc., a Delaware corporation.

“Pro Forma Basis” means, for purposes of determining Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Net Income and any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of the Credit Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.

“Property” as to any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures.

“Qualified Mortgage Loan Receivable” means any Mortgage Loan Receivable that is secured by a first or second mortgage or a first or second deed of trust on Property so long as the mortgagor or grantor with respect to such Mortgage Loan Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Election Effective Date” means the date upon which the election by the Parent to qualify as a REIT is effective.

“Required Lenders” means, as of any date of determination, lenders under the Credit Agreement holding more than 50% of the aggregate outstanding principal amount of the loans under the Credit Agreement on such date; provided that the portion of the such loan held by any Defaulting Lender (as defined in the Credit Agreement) shall be excluded for purposes of making a determination of the Required Lenders.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Acquisition” means, the Parent’s acquisition, directly or through any of the named borrowers under the Credit Agreement or any other Subsidiary, pursuant to one

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transaction or a series of related transactions occurring contemporaneously, of one or more entities or property portfolios with total assets of at least $200,000,000.

“Specified Jurisdictions” means Canada, the United Kingdom, Germany, France, Switzerland and such other countries as proposed by the Borrower and approved by the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Credit Agreement or any affiliate of such lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.

“Tenant” means any Person who is a lessee with respect to any lease held by a Consolidated Party as lessor or as an assignee of the lessor thereunder.

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“Threshold Amount” means (a) with respect to Material Recourse Indebtedness, $50,000,000, (b) with respect to Material Non-Recourse Indebtedness, $100,000,000, (c) with respect to the Swap Termination Value owed by a Credit Party or any Subsidiary, $50,000,000.

“Unconsolidated Affiliate” means any Person (a) in which any Consolidated Party, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.

“Unencumbered NOI” means, for any period, NOI from all Unencumbered Properties for such period.

“Unencumbered Property” means, at any time any Property that satisfies all of the Unencumbered Property Criteria at such time.

“Unencumbered Property Criteria” means, with respect to any Property, the following criteria:

(a)                                 The Property is a Healthcare Facility located in the United States or a Specified Jurisdiction.

(b)                                 The Property is wholly-owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly by, a wholly-owned direct or indirect Subsidiary (such Subsidiary that directly owns or ground leases such Property being referred to herein as the “Direct Owner”).

(c)                                  Each Subsidiary that owns an Equity Interest in the Direct Owner of such Property (whether directly or through ownership of Equity Interests in other Subsidiaries) (each an “Indirect Owner”), is a wholly-owned direct or indirect Subsidiary.

(d)                                 Each Domestic Subsidiary that is the Direct Owner of such Property or an Indirect Owner of such Direct Owner and is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt is a “Guarantor” under the Credit Agreement.

(e)                                  If the Property is located in the United States, the Direct Owner of such Property and each Indirect Owner of such Direct Owner is a Domestic Subsidiary.

(f)                                   The Equity Interests of the Direct Owner of such Property and each Indirect Owner of such Direct Owner (or the right to any income therefrom) are not subject to any Lien or Negative Pledge (other than as expressly permitted under Section 7.01 of the Credit Agreement).

(g)                                  The Property (or the right to any income therefrom) is not subject to any ground lease (other than an Eligible Ground Lease), Lien or Negative Pledge (other than as expressly permitted under Section 7.01 of the Credit Agreement).

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“Unencumbered Total Asset Value” means, with respect to the Consolidated Group at any time, the sum (without duplication) of the following: (a) an amount equal to (i) Unencumbered NOI for the fiscal quarter most recently ended on or prior to such date of determination (for Unencumbered Properties owned or ground leased for all of the four (4) fiscal quarter period then ended (it being understood and agreed that all Properties identified as being so owned or leased as of the Closing Date (other than the Properties set forth on Schedule 1.01(a) to the Credit Agreement) shall be subject to this clause (a))), multiplied by four, divided by (ii) the Capitalization Rate for each such Property, (b) the acquisition price paid for each Unencumbered Property acquired during the four (4) fiscal quarter period then most recently ended (it being understood and agreed that all Properties identified on Schedule 1.01(a) to the Credit Agreement shall be subject to this clause (b) as of the Closing Date), (c) the aggregate amount of all unrestricted cash and cash equivalents as of the end of the fiscal quarter most recently ended on or prior to such date of determination (excluding any such unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Secured Debt to determine the Consolidated Secured Debt Leverage Ratio as of the last day of such fiscal quarter) and (d) the book value of unencumbered Qualified Mortgage Loan Receivables; provided, that (i) not more than 20% of Unencumbered Total Asset Value at any time may be in respect of Unencumbered Properties located in Specified Jurisdictions, with any excess over the foregoing limit being excluded from Unencumbered Total Asset Value, (ii) not more than fifteen percent (15%) of Unencumbered Total Asset Value at any time may be in respect of Unencumbered Properties that are subject to Eligible Ground Leases (rather than wholly-owned in fee simple), with any excess over the foregoing limit being excluded from Unencumbered Total Asset Value and (iii) when calculating Unencumbered Total Asset Value, the aggregate amount of Qualified Mortgage Loan Receivables attributable to second mortgages or second deeds of trust added pursuant to clause (d) of this definition shall not exceed $250,000,000.

“Unsecured Debt” means, as to any Person, Indebtedness of such Person that is not Secured Debt.

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